                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A
                               (Amendment No. 2)

                    Under the Securities Exchange Act of 1934

                               Electrosource, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $1.00 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  286150 20 6
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                           William B. Lawrence, Esq.
                                    TRW Inc.
                               1900 Richmond Road
                             Cleveland, Ohio 44124
                                 (216) 291-7000
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                December 24, 1997
--------------------------------------------------------------------------------
                          (Date of Event which Requires
                            Filing of this Schedule)

        If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and
               is  filing   this   schedule   because  of  Rule
                    13d-1(b)(3) or (4), check the following:

                                  SCHEDULE 13D

---- ---------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     TRW Inc.                                           I.D. # 34-0575430
---- ---------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)    (b)

---- ---------------------------------------------------------------------------
 3   SEC USE ONLY

---- ---------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     OO
---- ---------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

---- ---------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Ohio
----- -------- --------- -------------------------------------------------------
               7      SOLE VOTING POWER

                      0 shares
               --------- -------------------------------------------------------
NUMBER         8      SHARED VOTING POWER
OF
SHARES                499,304 shares
BENEFICIALLY   --------- -------------------------------------------------------
OWNED BY       9      SOLE DISPOSITIVE POWER
EACH
REPORTING             0 shares
PERSON WITH    --------- -------------------------------------------------------
               10     SHARED DISPOSITIVE POWER

                      499,304 shares
---- ---------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

     499,304 shares
---- ---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

---- ---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     12.0%
---- ---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     CO
---- ---------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

---- ---------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     BDM International, Inc.                                I.D. # IE 54-1561881
---- ---------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a)
                                                                         (b)

---- ---------------------------------------------------------------------------
 3   SEC USE ONLY

---- ---------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     OO
---- ---------------------------------------------------------------------------
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS
      2(d) or 2(e)

---- ---------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
---- -------- --------- --------------------- ----------------------------------
               7      SOLE VOTING POWER

                      0 shares
               --------- -------------------------------------------------------
NUMBER         8      SHARED VOTING POWER
OF
SHARES                499,304 shares
BENEFICIALLY   --------- -------------------------------------------------------
OWNED BY       9      SOLE DISPOSITIVE POWER
EACH
REPORTING             0 shares
PERSON WITH    --------- -------------------------------------------------------
               10     SHARED DISPOSITIVE POWER

                      499,304 shares
---- ---------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

     499,304 shares
---- ---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

---- ---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     12.0%
---- ---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     CO
---- ---------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

     This Amendment No. 2 to Schedule 13D (this "Amendment No. 2") is being filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") on behalf of TRW Inc., an Ohio corporation ("TRW") and BDM International, Inc., a Delaware corporation ("BDM"). This Amendment No. 2 amends the Schedule 13D filed by BDM on Friday, January 2, 1998, relating to the voting common stock of Electrosource, Inc.

Item 5. Interest in Securities of the Issuer.

        Item 5(a), second paragraph, is hereby amended to read as follows:

        Philip A. Odeen beneficially owns fifty (50) shares of Common Stock, which represents less than one percent (1%) of the outstanding Common Stock.

                                   SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 20, 1998

                             TRW INC.

                             By: /s/ William B. Lawrence
                                 William B. Lawrence
                                 Executive Vice President,
                                 General Counsel and Secretary


                             BDM INTERNATIONAL, INC.

                             By: /s/ John F. McCabe
                                 John F. McCabe
                                 Corporate Vice President,
                                 General Counsel and Secretary

                             BDM International, Inc.
                                  1501 BDM Way
                           McLean, Virginia 22102-3204


January 20, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:      Schedule 13D/A of TRW Inc. and BDM International, Inc.
                  ------------------------------------------------------

Ladies and Gentlemen:

         On behalf of TRW Inc. and BDM International, Inc., I transmit herewith for filing, in electronic format via EDGAR, a jointly filed Schedule 13D/A relating to the ownership of voting common stock, par value $1.00 per share, of Electrosource, Inc. (the "Issuer"). This filing represents Amendment No. 2 to the Schedule 13D filed with the Commission on Friday, January 2, 1998.

         One copy of the Schedule 13D/A has been sent to the Issuer at its principal executive office by certified mail and facsimile via telephone.

         If you have any questions, please contact the undersigned at (703) 848-5224.

                                           Very truly yours,

                                           BDM INTERNATIONAL, INC.

                                           /s/ John F. McCabe

                                           Corporate Vice President
                                           and General Counsel

Enclosure

cc:  Electrosource, Inc.